Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: March 23, 2020

Helmerich & Payne, Inc. Responds to Volatile Market Conditions

TULSA, Oklahoma, – March 23, 2020 (Business Wire) – Helmerich & Payne, Inc. (“H&P” or the “Company”) (NYSE: HP) today announced it is implementing additional cost controls and re-evaluating its capital allocation to proactively preserve its strong financial position in response to a combination of a weakened commodity price environment, broader uncertainties related to COVID-19 and the resulting high market volatility. Concurrently, due to the rapidly evolving market conditions over the past few weeks, the Company feels that it is appropriate to withdraw its fiscal second quarter guidance, which was previously provided on February 3, 2020.

The Company regularly reviews its costs, both operational and SG&A, as well as capital expenditures and is doing so now in light of the precipitous fall in the active rig count following the recent OPEC meeting in mid-March 2020 and the increasing concerns over the ultimate impact of COVID-19, which together manifested in the lowest oil prices in 20 years this past week. H&P is reassessing its cost structure based on newly developing rig activity levels and will provide updated guidance as part of the upcoming fiscal second quarter results process.

In addition to these measures, the Company and its Board of Directors are currently reassessing optimal cash deployment plans, including the levels of future dividends, in order to balance the Company’s commitment to shareholder returns while maintaining its ongoing financial strength. At the same time, H&P remains committed to paying the previously announced $0.71 per share dividend on June 1, 2020, to stockholders of record at the close of business May 11, 2020.

“The preservation of a strong financial position for the Company is paramount, and one of the primary reasons we have been in business for 100 years,” said John Lindsay, President and Chief Executive Officer. “H&P is deeply committed to returning cash to shareholders as demonstrated by our long-standing and 48-year increasing dividend. We have always done what we believe is in the best interest of our shareholders for the long-term, so the decision to re-evaluate the current level of shareholder returns at this time is prudent. Dividends will continue to be a top priority as the Company re-evaluates its capital allocation options going forward. Maintaining our conservative capital structure is core to H&P’s long term success.”

Mark Smith, Senior Vice-President and Chief Financial Officer, added, “The adverse and abrupt changes in market conditions we have experienced in these last few weeks have culminated this past week in being severe enough to cause us to withdraw our previous guidance for our fiscal second quarter. We are moving forward to rapidly decrease costs and reduce levels of capital expenditures. Our balance sheet remains strong, with a debt-to-capitalization of 11% and over $1 billion in liquidity. After repurchasing approximately 1.5 million shares of common stock recently, we still have approximately $370 million in cash and short-term investments on hand as of March 20, 2020. H&P remains very well positioned to face the challenging times ahead.”

About Helmerich & Payne, Inc.:

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies.  For more information, visit www.hpinc.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expect," "look forward to,” "anticipate," "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, market share, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 in the sections entitled "Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission.

You may get such filings for free at our website at https://www.hpinc.com/. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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IR Contact:

Dave Wilson, Director of Investor Relations

918-588-5190

investor.relations@hpinc.com